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                                                           EXHIBIT 21.1

                    SUBSIDIARIES OF THE REGISTRANT


     Certain of IMC Global Inc.'s subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with IMC Global Inc., account for more than 90 percent of consolidated net sales, earnings (loss) before income taxes, extraordinary items and cumulative effect of a change in accounting principal, and total assets.


                                        Jurisdiction of      Percent
                                         Incorporation      Ownership
                                        ---------------     ----------

  IMC Global Operations Inc.              Delaware            100%
  IMC-Agrico Company                      Delaware             53.5%
  IMC Global Potash Holdings Inc.         Delaware            100%
  International Minerals & Chemical
    (Canada) Global Limited               Canada              100%
  The Vigoro Corporation                  Delaware            100%
  IMC AgriBusiness Inc.                   Delaware            100%
  KCL Holdings, Inc.                      Delaware            100%
  IMC Kalium Ltd.                         Delaware            100%
  IMC Central Canada Potash Inc.          Delaware            100%
  VNH, Inc.                               Delaware            100%
  IMC Nitrogen Company                    Delaware            100%
  IMC Kalium Carlsbad Potash Company      Delaware            100%
  IMC Kalium Canada Ltd.                  Canada              100%
  Western Ag-Minerals Company             Nevada              100%
  Phosphate Resource Partners Limited
   Partnership                            Delaware             51.6%

     A number of subsidiaries are not shown, but even as a whole they do not constitute a significant subsidiary.